Exhibit (a)(4)

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

HENNESSY MUTUAL FUNDS, INC.

        The undersigned officers of Hennessy Mutual Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Company”), do hereby certify:

        FIRST: That the name of the Company is Hennessy Mutual Funds, Inc.

        SECOND: That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

        THIRD: That the following amendments (the “Amendments”) to the Company’s Articles of Incorporation, as amended to date (the “Articles”), were approved by a majority of the entire Board of Directors of the Company:

        (A)        amending Article V of the Articles to change the designation of Twenty-Five Billion (25,000,000,000) shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), previously designated as “Hennessy Cornerstone Growth Fund, Series II” to “Hennessy Cornerstone Growth Fund – Institutional Class” or such other name designated by the Company’s Board of Directors;

        (B)        increasing the number of authorized shares of the Common Stock by Fifty Billion (50,000,000,000) shares of Common Stock, from One Hundred Billion (100,000,000,000) authorized shares of Common Stock ($10,000,000 aggregate par value) to One Hundred Fifty Billion (150,000,000,000) authorized shares of Common Stock ($15,000,000 aggregate par value);

        (C)        designating Twenty-Five Billion (25,000,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Hennessy Cornerstone Value Fund – Institutional Class” or such other name designated by the Company’s Board of Directors;

        (D)        designating Twenty-Five Billion (25,000,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Hennessy Focus 30 Fund – Institutional Class” or such other name designated by the Company’s Board of Directors; and

        (E)        authorizing and directing the filing of these Articles of Amendment for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

        FOURTH: That the total number of shares of Common Stock that the Company has authority to issue has been increased by the Board of Directors in accordance with 2-105(a)(12) and Section 2-105(c), and that the undesignated Common Stock, following the increase in authorized shares, was classified as “Hennessy Cornerstone Value Fund – Institutional Class” and “Hennessy Focus 30 Fund – Institutional Class” by the Board of Directors under the authority contained in the Company’s charter.

        FIFTH: That immediately before the increase the total number of shares of stock of all classes that the Company had authority to issue was One Hundred Billion (100,000,000,000) authorized shares of Common Stock ($10,000,000 aggregate par value), with the following table setting forth the total number of shares of Common Stock of each class immediately before the increase and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Hennessy Cornerstone Growth Fund	25,000,000,000	$2,500,000
Hennessy Cornerstone Growth Fund, Series II	25,000,000,000	$2,500,000
Hennessy Cornerstone Value Fund	25,000,000,000	$2,500,000
Hennessy Focus 30 Fund	25,000,000,000	$2,500,000

        SIXTH: That as increased the total number of shares of stock of all classes that the Company has authority to issue is One Hundred Fifty Billion (150,000,000,000) authorized shares of Common Stock ($15,000,000 aggregate par value), with the following table setting forth the total number of shares of Common Stock of each class as increased and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Hennessy Cornerstone Growth Fund	25,000,000,000	$2,500,000
Hennessy Cornerstone Growth Fund - Institutional Class	25,000,000,000	$2,500,000
Hennessy Cornerstone Value Fund	25,000,000,000	$2,500,000
Hennessy Cornerstone Value Fund - Institutional Class	25,000,000,000	$2,500,000
Hennessy Focus 30 Fund	25,000,000,000	$2,500,000
Hennessy Focus 30 Fund - Institutional Class	25,000,000,000	$2,500,000

        SEVENTH: That pursuant to the Amendments the first sentence of Section 1 of Article V of the Articles is amended in its entirety to read as follows:

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Billion (150,000,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as “Common Stock.” The aggregate par value of the authorized shares of the Corporation is Fifteen Million Dollars ($15,000,000).”

        EIGHTH: That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Hennessy Cornerstone Growth Fund – Institutional Class, Hennessy Cornerstone Value Fund – Institutional Class and Hennessy Focus 30 Fund – Institutional Class are as set forth in Article V of the Articles.

        NINTH: These Articles of Amendment shall become effective as of the time they are accepted by the Department for record.

        TENTH: That the Amendments are limited to changes expressly permitted by Section 2-605 and 2-105(a)(12) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

        IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles of Amendment hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

        Dated this 28th day of February, 2008.

HENNESSY MUTUAL FUNDS, INC.
By: /s/ Neil J. Hennessy
Neil J. Hennessy, President
Attest: /s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

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